Exhibit 99.4

VALASSIS COMMUNICATIONS, INC.

Offer to Exchange

Registered 6 5/8% Senior Notes due 2021

For a Like Principal Amount of

Outstanding, Unregistered 6 5/8% Senior Notes due 2021

Pursuant to the Prospectus Dated                     , 2011

To: Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

Valassis Communications, Inc., a Delaware corporation (the “Company”), hereby offers to exchange (the “exchange offer”), upon and subject to the terms and conditions set forth in the enclosed prospectus, dated                     , 2011 (the “Prospectus”), and letter of transmittal (the “Letter of Transmittal”), up to $260,000,000 aggregate principal amount of its 6 5/8% Senior Notes due 2021, which have been registered under the Securities Act of 1933, as amended (the “exchange notes”), for its outstanding, unregistered 6 5/8% Senior Notes due 2021, which have certain transfer restrictions (the “original notes”). The exchange notes will be guaranteed by certain subsidiaries of the Company as set forth in the Prospectus. The exchange offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of January 28, 2011, between the Company, the subsidiary guarantors party thereto and the initial purchasers referred to therein.

We are requesting that you contact your clients for whom you hold original notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold original notes registered in your name or in the name of your nominee, or who hold original notes registered in their own names, we are enclosing the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use, for the use of your clients who have either arranged to have the original notes registered in their name or obtained a properly completed bond power, and for the information of your other clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3. A Notice of Guaranteed Delivery to be used to accept the exchange offer if certificates for original notes are not immediately available or time will not permit all required documents to reach Wells Fargo Bank, National Association (the “Exchange Agent”) prior to 5:00 p.m., New York City time, on the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A Notice of Withdrawal to be used to withdraw tenders of original notes; and

5. A form of letter which may be sent to your clients for whose accounts you hold original notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.

Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2011 (the “Expiration Date”), unless extended by the Company. Any original notes tendered pursuant to the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.

To participate in the exchange offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or a message from The Depository Trust Company stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal), with any required signature guarantees and any other required documents, together with certificates representing the original notes (or confirmation of a book-entry transfer of such original notes into the account of the Exchange Agent at The Depository Trust Company) must be received by the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of original notes wish to tender, but it is impracticable for them to forward their certificates for original notes prior to the expiration of the exchange offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Any inquiries you may have with respect to the exchange offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Valassis Communications, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.